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                                                                    EXHIBIT 4.10

                                 July 28, 2006


Canadian Solar Inc.
(CHINESE CHARACTERS)
(Building A6, Export Processing Zone
Suzhou New & Hi-Tech District
Jiangsu Province 215151
The People's Republic of China)
Fax No.:   86-512-62696016
Attention: Mr. QU Xiao Hua

Mr. QU Xiao Hua
(CHINESE CHARACTERS)
(Building A6, Export Processing Zone
Suzhou New & Hi-Tech District
Jiangsu Province 215151
The People's Republic of China)

Dear Sirs:

     When HSBC HAV2 (III) Limited ("HSBC") and JAFCO Asia Technology Fund II ("JAFCO") converted all of their convertible notes of Canadian Solar Inc. (the "Company") into the Company's common shares (the "Common Shares") on July 1, 2006, they acknowledged and agreed that Mr. Qu's right to the Company's retained earnings as of February 28, 2006 under Condition (B)2(d) of the terms and conditions of the convertible notes would remain in effect.

     It is proposed to give effect to Mr. Qu's right by:

          (i) the transfer to Mr. Qu of 30,761 and 15,877 Common Shares from HSBC and JAFCO, respectively; and

          (ii) the issue under the Company's Share Incentive Plan of (a) 50,000 restricted shares, and (b) options to purchase 20,000 Common Shares at an exercise price of US$10.00 per Common Share, both with vesting periods of four years, to Hanbing Zhang, who is the wife of Mr. Qu.

     Each of HSBC, JAFCO, Mr. Qu and the Company will take all necessary actions to implement the above proposal, including, without limitation, entering into share transfer agreements, delivering share certificates, adopting board resolutions, and in the case of HSBC, JAFCO and Mr. Qu, voting or causing their respective nominees to vote in favor of resolutions of the Company's board of directors authorizing such actions.

     Upon completion of the transfer of Common Shares to Mr. Qu and the issue of restricted shares and share options outlined above, all rights and obligations of the parties with respect to the Company's retained earnings as of February 28, 2006 will be fully satisfied and discharged.

     If the foregoing correctly sets forth the agreement between HSBC, JAFCO, Mr. Qu and the Company, please indicate your acceptance in the space provided below for that purpose.

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                                                  Very truly yours,

                                                  HSBC HAV2 (III) LIMITED




                                                  By:    /s/
                                                      -------------------------
                                                      Name: Victor Leung
                                                      Title:

                                                  JAFCO ASIA TECHNOLOGY FUND II




                                                  By:    /s/
                                                      -------------------------
                                                      Name:  Hiroshi Yamada
                                                      Title: Attorney

Accepted and agreed by:

QU XIAOHUA




   /s/
------------------------------------


CANADIAN SOLAR INC.




By:       /s/
    ----------------------------------------
    Name:
    Title:

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